UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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SciQuest, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SciQuest, Inc.

6501 Weston Parkway, Suite 200

Cary, North Carolina 27513

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders,

We invite you to attend SciQuest’s 2014 Annual Meeting of Stockholders at the Company’s headquarters, 6501 Weston Parkway, Suite 200, Cary, NC 27513, on Wednesday, April 30, 2014, at 9:00 a.m. local time. At the meeting, we will:

1.	elect two directors for three-year terms expiring in 2017;

2.	vote on an advisory resolution regarding the compensation of the named executive officers as disclosed in this proxy statement;

3.	vote on the ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for our fiscal year ending December 31, 2014; and

4.	transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You can vote at the annual meeting and any adjournment of the meeting if you were a stockholder of record on March 6, 2014. A list of stockholders entitled to vote at the annual meeting will be available for review by our stockholders at our corporate headquarters located at 6501 Weston Parkway, Suite 200, Cary, North Carolina, during ordinary business hours for the 10-day period before the meeting.

A copy of our Annual Report to Stockholders for the year ended December 31, 2013 is enclosed with this Notice. The following proxy statement and enclosed proxy card are being sent to stockholders on and after March 18, 2014.

By order of the Board of Directors,

Rudy C. Howard Secretary and Chief Financial Officer

Cary, North Carolina

March 18, 2014

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY

MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON APRIL 30, 2014.

Stockholders may access, view and download the 2014 proxy statement and our 2013 Annual Report over the Internet on our website located at www.envisionreports.com/SQI.

2014 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

SciQuest, Inc.

6501 Weston Parkway, Suite 200

Cary, North Carolina 27513

2014 ANNUAL MEETING OF STOCKHOLDERS

April 30, 2014

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished to you in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting. In this proxy statement, “we,” “us,” “our” and “SciQuest” refer to SciQuest, Inc. and “you” and “your” refer to SciQuest stockholders.

Questions and Answers About the Proxy Materials and Our 2014 Annual Meeting of Stockholders

Q:	Why am I receiving these materials?

A:	Our Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the SciQuest 2014 Annual Meeting of Stockholders, which will take place on April 30, 2014, at the Company’s headquarters, 6501 Weston Parkway, Suite 200, Cary, NC 27513, at 9:00 a.m. local time. You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and named executive officers and certain other required information. Our Annual Report to Stockholders for the year ended December 31, 2013, which includes our audited consolidated financial statements for the years ended December 31, 2013, 2012 and 2011, is included with these proxy materials. Your proxy, which you may use to vote, is also enclosed.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the annual meeting.

Q:	What proposals will be voted upon at the annual meeting?

A:	There are three proposals scheduled to be voted on at the annual meeting:

•	election of two directors for three-year terms expiring in 2017;

•	an advisory resolution regarding the compensation of the named executive officers as disclosed in this proxy statement; and

•	the ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for our fiscal year ending December 31, 2014.

In addition, such other business as may properly come before the annual meeting will be considered. We are not currently aware of any other matters to be considered at the meeting.

Q:	How does SciQuest’s Board of Directors recommend that I vote?

A:	Your Board of Directors recommends that you vote your shares “FOR” the nominees to the Board of Directors, “FOR” the advisory resolution supporting the compensation of the named executive officers as disclosed in this proxy statement and “FOR” the ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for our fiscal year ending December 31, 2014.

Q:	Who may vote?

A:	You may vote at the annual meeting or by proxy if you were a stockholder of record at the close of business on March 6, 2014. Each stockholder is entitled to one vote per share on each matter presented. As of March 6, 2014, there were 24,001,529 shares of our common stock outstanding.

Q:	How do I vote before the annual meeting?

A:	We offer the convenience of voting by mail-in proxy, telephone or the Internet as described in more detail below. See the enclosed proxy for voting instructions. If you properly sign and return the proxy in the form we have provided or properly vote by telephone or the Internet, your shares will be voted at the annual meeting and at any adjournment of that meeting.

Q:	What if I return my proxy but do not provide voting instructions?

A:	If you specify a choice, your proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted “FOR” the election of the nominees named in this proxy statement, “FOR” the advisory resolution supporting the compensation of the named executive officers as disclosed in this proxy statement and “FOR” the ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for our fiscal year ending December 31, 2014. In all cases, your proxy will be voted in the discretion of the individuals named as proxies on the proxy card with respect to any other matters that may come before the annual meeting.

Q:	Can I change my mind after I vote?

A:	You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of SciQuest or by attending and voting at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting in person, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in “street name” through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	What is the quorum requirement for the annual meeting?

A:	The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether a quorum is present.

Q:	What is the voting requirement to approve each of the proposals?

A:	A plurality of the shares voting is required to elect directors. This means that the nominee who receives the most votes will be elected. In counting votes on the election of directors, only votes “for” or “withheld” affect the outcome. Broker non-votes (which are explained below) will be counted as not voted and will be deducted from the total shares of which a plurality is required.

Ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for our fiscal year ending December 31, 2014 requires the affirmative vote of a majority of the shares present or represented at the annual meeting and entitled to vote upon the proposal. In counting votes on this matter, abstentions will be counted as votes “against” the matter and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect.

The advisory resolution regarding the compensation of the named executive officers is non-binding on us and our Board of Directors. Our Board of Directors and the Compensation Committee will review the voting results, and to the extent there are a significant number of negative votes on this resolution, we would expect to initiate procedures to better understand the concerns that influenced the resolution. Our Board of Directors and the Compensation Committee will consider constructive feedback obtained through this process in making future decisions about named executive officer compensation programs. In counting votes on the advisory resolution, abstentions will be counted as votes “against” the matter and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner and (b) the broker lacks discretionary voting power to vote those shares.

If you do not vote your proxy and your shares are held in street name, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. On non-routine matters, if the brokerage firm has not received voting instructions from you, the brokerage firm cannot vote your shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the annual meeting. All of the proposals in this proxy statement are non-routine other than the ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for our fiscal year ending December 31, 2014. The New York Stock Exchange has eliminated broker discretionary voting for the election of directors. Therefore, your broker is not able to vote uninstructed shares on your behalf in any director election. These rules apply to us even though our common stock is traded on The Nasdaq Global Market (“Nasdaq”). Brokers who do not receive instructions may not vote for the election of directors or for any other proposal in this proxy statement. Therefore, we encourage you to sign and return your proxy, with voting instructions, before the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in a current report on Form 8-K shortly after the meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of five directors with one vacancy and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	The Class I directors are Timothy J. Buckley and Daniel F. Gillis, and their terms will expire at the annual meeting of stockholders to be held in 2014; and

•	The Class II directors are Jeffrey T. Barber and Stephen J. Wiehe, and their terms will expire at the annual meeting of stockholders to be held in 2015; and

•	The Class III director is L. Steven Nelson, and his term will expire at the annual meeting of stockholders to be held in 2016.

We currently have a vacancy in Class III, and our Nominating and Corporate Governance Committee is in the process of identifying and reviewing potential director candidates.

We seek to achieve an appropriate level of diversity in our Board membership and to assemble a broad range of skills, expertise, knowledge and contacts to benefit our business. The Nominating and Corporate Governance Committee and the Board of Directors annually assess the current make-up of the Board, considering diversity across many dimensions, including gender, race, age, industry experience, functional areas, geographic scope, public and private company experience, academic background and director experience in the context of an assessment of our current and expected needs. The Nominating and Corporate Governance Committee reviews director candidates based on our needs as identified through this assessment and other factors, including their relative skills and characteristics, their exemplification of the highest standards of personal and professional integrity, their independence under Nasdaq listing standards, their potential contribution to the composition and culture of the Board of Directors and their ability and willingness to actively participate in Board and committee meetings and to otherwise devote sufficient time to their duties as a director. In particular, the Board of Directors and the Nominating and Corporate Governance Committee believe that sound governance of our company in an increasingly complex marketplace requires a wide range of viewpoints, backgrounds, skills and experiences. Although the Board of Directors does not have a formal policy regarding Board diversity, it believes that having such diversity among its members enhances the ability to make fully informed, comprehensive decisions. We believe that our Board of Directors collectively possesses these types of experience. A summary of each director’s most relevant experience is provided below.

The proposed nominees were selected by our Nominating and Corporate Governance Committee and are willing to serve as a director if elected. However, if a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, our incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominees. Proxies will not be voted for more than one nominee.

Biographical information for the nominee and each current director who will continue to serve after the annual meeting is presented below. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer.

Nominee for Terms Expiring in 2017 (Class I)

Timothy J. Buckley, 62, has been a member of our Board of Directors since March 2010. Mr. Buckley has served as Chief Executive Officer of Xtium Inc., a provider of virtual hosting and recovery services since November 2011. From April 1999 until November 2003, Mr. Buckley served as the chief operating officer for Red Hat (NYSE: RHT), a premier open source and Linux provider. As chief operating officer, Mr. Buckley used his insight to accelerate the momentum of open source and expand Red Hat’s worldwide business operations. From December 1993 until joining Red Hat, Mr. Buckley was senior vice president of worldwide sales at Visio Corporation (NASDAQ: VSIO), a software application company that was acquired by Microsoft Corporation in 2000 in a transaction valued at $1.5 billion. He currently serves on the board of directors of ChannelAdvisor Corporation (NASDAQ: ECOM) as well as several privately-held companies. Mr. Buckley graduated from Pennsylvania State University with a degree in liberal arts. Mr. Buckley’s experience as a sales executive and chief operating officer for publicly-held companies in the software industry as well as a director of several privately-held companies provides us with valuable experience and qualifies him to serve as a director.

Daniel F. Gillis, 67, has been a member of our Board of Directors since October 2005. From 1997 until 2001, Mr. Gillis served as Chief Executive Officer of SAGA Systems, a NYSE-traded enterprise software company. Prior to joining SAGA Systems, Mr. Gillis had served as Executive Vice President of Falcon Systems, an interactive equipment company serving the federal government market. Mr. Gillis also served as a member of the NYSE Listed Companies Advisory Board from 1999 until 2001. Mr. Gillis is a graduate of the University of Rhode Island. Mr. Gillis’ executive, managerial and sales experience, including service as chief executive officer and director of a publicly-held software company, as well as his experience with the NYSE, brings valuable contributions and experience to our Board of Directors.

Our Board of Directors unanimously recommends that you vote FOR the above-listed nominee.

Continuing Directors with Terms Expiring in 2015 (Class II)

Jeffrey T. Barber, 61, has been a member of our Board of Directors since March 2010. Mr. Barber has served as a Managing Director of Fennebresque & Co., an investment banking firm, since October 2009. From 1988 until June 2008, Mr. Barber was an audit partner of PricewaterhouseCoopers LLP, where he also served as the managing partner of its Raleigh, North Carolina office for a period of 14 years. Mr. Barber serves as a director of Ply Gem Holdings, Inc. (NYSE: PGEM) and LipoScience, Inc. (NASDAQ: LPDX). Mr. Barber also serves as chairman of the audit committees of Ply Gem Holdings and LipoScience. Mr. Barber has a B.S. in accounting from the University of Kentucky. Mr. Barber is a financial expert as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. As an audit partner with PricewaterhouseCoopers, Mr. Barber worked with numerous software and other technology companies. Mr. Barber’s accounting and financial expertise, qualifying him as a financial expert, and general business acumen results in unique and valuable contributions to our Board of Directors with respect to financial matters.

Stephen J. Wiehe, 50, has served as our President, Chief Executive Officer and a member of our Board of Directors since joining SciQuest in February 2001. From 2000 until he joined SciQuest, Mr. Wiehe served as Senior Director, Strategic Investments & Mergers and Acquisitions at SAS Institute. Mr. Wiehe joined SAS as part of its acquisition of DataFlux Corporation, a provider of data quality and data warehousing solutions, where Mr. Wiehe had served as President and Chief Executive Officer since 1999. From 1998 until joining DataFlux, Mr. Wiehe served as Managing Director/Europe and Senior Executive Vice President for SunGard Treasury Systems, a division of SunGard Data Systems, Inc., a software and IT services company. He also served as President of Multinational Computer Models, Inc., a provider of Treasury management solutions used by large multinational corporations to manage their foreign exchange, debt, and investment-related financial hedging instruments, from 1991 until Multinational Computer Models was sold to SunGard Data Systems in 1998. Mr. Wiehe started his career with General Electric Company, serving in various financial positions from 1987 to 1991 and graduating from its Financial Management Program in 1989. Mr. Wiehe is a graduate of the University of Kentucky. Mr. Wiehe’s past experience as chief executive officer of two software companies, his participation in relevant industry organizations and his long service with us has resulted in significant operational experience and a deep knowledge of the software industry generally and our business in particular. These qualities and this experience provide a critical contribution to our Board of Directors.

Continuing Director with Term Expiring in 2016 (Class III)

L. Steven Nelson, 55, has been a member of our Board of Directors since July 2012. Since 1999, Mr. Nelson has been a partner of Wakefield Group, a venture capital firm focused on technology, health, and business services investments, and is currently its managing partner. From 1996 to 1999, Mr. Nelson served in several executive capacities with Quokka Sports Inc., a digital sports media company. Prior to that, Mr. Nelson served in several executive capacities with International Business Machines Corporation. Mr. Nelson currently serves as Chairman of BlueCross BlueShield of North Carolina and serves on the board of directors of several other privately-held companies. Mr. Nelson graduated from Wake Forest University with a B.S. in Business. Mr. Nelson’s experience with technology companies as an executive and investor as well as being a director of several privately-held companies provides us with valuable experience and qualifies him to serve as a director.

CORPORATE GOVERNANCE

Board of Directors

Our stockholders elect the Board of Directors to oversee management of our company. The Board delegates authority to the Chief Executive Officer and senior management to pursue our mission and oversees the Chief Executive Officer’s and senior management’s conduct of our business. In addition to its general oversight function, our Board of Directors reviews and assesses the company’s strategic and business planning, senior management’s approach to addressing significant risks and has additional responsibilities including, but not limited to, the following:

•	reviewing and approving the company’s key objectives and strategic business plans and monitoring implementation of those plans and our success in meeting identified objectives;

•	reviewing the company’s financial objectives and major corporate plans, business strategies and actions;

•	providing advice and oversight regarding the selection, evaluation, development and compensation of executive management;

•	reviewing significant risks confronting our company and alternatives for their mitigation; and

•

assessing whether adequate policies and procedures are in place to safeguard the integrity of our business operations and financial reporting and to promote compliance with applicable laws and regulations, and monitoring management’s administration of those policies and procedures.

During 2013, our Board of Directors held nine meetings. All directors attended at least 75% of the meetings of the Board and the committees on which they served. It is our policy that each director attend our annual meeting of stockholders, and all five members of our Board of Directors as of last year’s annual meeting attended such meeting.

We have three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Members of each committee are appointed by the Board of Directors, and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board of Directors. In addition to regular meetings of the Board of Directors and committees, we have regular scheduled executive sessions for our non-management, or independent, directors. Our Board of Directors may from time to time establish other committees.

Director Independence

Our Board of Directors has determined that four of our five directors are independent directors within the meaning of the independent director guidelines of Nasdaq. The independent directors are Messrs. Barber, Buckley, Gillis and Nelson.

Board Committees

Audit Committee

The Audit Committee oversees our corporate accounting and financial reporting processes. The Audit Committee also:

•	evaluates the qualifications, performance and independence of our independent auditor and review and approves both audit and non-audit services to be provided by the independent auditor;

•

discusses with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting;

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•	reviews our financial statements and our critical accounting policies and estimates; and

•	prepares the Audit Committee report that SEC rules require to be included in our annual proxy statement and annual report on Form 10-K.

The current members of the Audit Committee are Messrs. Barber, Buckley and Gillis. Mr. Barber serves as the chairman of the Audit Committee and is a financial expert as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Each member of the Audit Committee, including Mr. Barber, meets the requirements for independence under current Nasdaq and SEC rules and regulations. Our Board of Directors has adopted an Audit Committee charter. We believe that the Audit Committee’s charter and functioning comply with the applicable requirements of Nasdaq and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us. During 2013, our Audit Committee held five meetings.

Copies of the charter for our Audit Committee are available without charge, upon request in writing to SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513, Attn: Secretary, or on the investor relations portion of our website, www.sciquest.com.

Compensation Committee

The Compensation Committee oversees our corporate compensation and benefit programs and has the responsibilities described in the “Compensation Discussion and Analysis” section of this proxy statement.

The members of the Compensation Committee are Messrs. Buckley and Nelson, each of whom our Board of Directors has determined is independent within the meaning of the independent director guidelines of Nasdaq. Mr. Nelson serves as the chairman of the Compensation Committee. The composition of the Compensation Committee meets the requirements for independence under current Nasdaq and SEC rules and regulations. Our Board of Directors has adopted a Compensation Committee charter. We believe that the Compensation Committee charter and the functioning of the Compensation Committee comply with the applicable requirements of Nasdaq and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us. During 2013, our Compensation Committee held three meetings.

Copies of the charter for our Compensation Committee are available without charge, upon request in writing to SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513, Attn: Secretary, or on the investor relations portion of our website, www.sciquest.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees and assists our Board of Directors in reviewing and recommending nominees for election as directors. The Nominating and Corporate Governance Committee also:

•	assesses the performance of the members of our Board of Directors;

•	oversees guidelines for the composition of our Board of Directors; and

•	reviews and administers our corporate governance principles.

The current members of the Nominating and Corporate Governance Committee are Messrs. Barber and Gillis, each of whom our Board of Directors has determined is independent within the meaning of the independent director guidelines of Nasdaq. Mr. Gillis serves as the chairman of the Nominating and Corporate Governance Committee. The compensation of the Nominating and Corporate Governance Committee meets the requirements for independence under current Nasdaq and SEC rules and regulations. Our Board of Directors has adopted a Nominating and Corporate Governance Committee charter. We believe that the Nominating and Corporate Governance Committee charter and the functioning of the Nominating and Corporate Governance Committee comply with the applicable requirements of Nasdaq and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us. The Nominating and Corporate Governance Committee charter requires this committee to review any director candidate recommended by stockholders. During 2013, our Nominating and Corporate Governance Committee held two meetings.

Copies of the charter for our Nominating and Corporate Governance Committee are available without charge, upon request in writing to SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513, Attn: Secretary, or on the investor relations portion of our website, www.sciquest.com.

Identification and Evaluation of Director Candidates

Our Board of Directors prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective in collectively serving the long-term interests of our stockholders.

The Nominating and Corporate Governance Committee of the Board of Directors acts as the Board’s nominating committee. All members of the Nominating and Corporate Governance Committee are independent as defined by Nasdaq rules. The Nominating and Corporate Governance Committee seeks individuals qualified to become directors and recommends candidates for all director openings to the full Board.

The Nominating and Corporate Governance Committee considers director candidates suggested by directors, senior management and stockholders and evaluates all nominees for director in the same manner. Our Board of Directors ultimately determines individuals to be nominated at each annual meeting. Stockholders must comply with the procedures described below under “Stockholder Nominations.”

Stockholder Nominations

Stockholders who wish to recommend nominees for consideration by the Nominating and Corporate Governance Committee must submit their nominations in writing to our Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements and other board memberships, if any, held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The Nominating and Corporate Governance Committee may consider such stockholder recommendations when it evaluates and recommends nominees to the full Board of Directors for submission to the stockholders at each annual meeting. Stockholder nominations made in accordance with these procedures and requirements must be addressed to SciQuest, Inc., Attn: Secretary, at 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513.

In addition, stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee. Any stockholder of record may nominate an individual by following the procedures and deadlines set forth in the “Stockholder Proposals for Inclusion in Next Year’s Proxy Statement” and “Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting” sections of this proxy statement and by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws, a stockholder is eligible to submit a nomination if the stockholder is a holder of record and entitled to vote at the annual meeting. The stockholder also must provide us with timely notice of the nomination. To be timely, the stockholder must provide advance notice not less than 90 nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting.

Board Leadership Structure

The roles of Chairman and Chief Executive Officer may be filled by the same or different individuals, as determined by our Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee. This allows our Board of Directors flexibility to determine whether the two roles should be combined or separated based upon our needs and our board of directors’ assessment of our leadership from time to time. Our Board of Directors currently believes that it is in the best interests of SciQuest and its stockholders for Stephen Wiehe, our Chief Executive Officer, to serve as Chairman, and Timothy Buckley, an independent director, to serve as our Lead Independent Director. The Nominating and Corporate Governance Committee and our Board of Directors periodically review our leadership structure to ensure that it remains the optimal structure for our company and our stockholders.

The Chairman, among other things, is responsible for presiding over and managing the Board of Directors and setting agendas for its meetings. Our Board of Directors believes that Mr. Wiehe’s service as both Chairman and Chief Executive Officer is in the best interest of our company and our stockholders. Mr. Wiehe possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our company, its business and its industry and is best positioned to develop agendas that ensure that the time and attention of the Board of Directors are focused on the most critical matters and to communicate strategic proposals with respect to such issues, opportunities and challenges with the Board of Directors. The Board of Directors believes this combined role enables decisive leadership, ensures clear accountability and enhances the company’s ability to communicate its message and strategy clearly and consistently to our stockholders, employees, customers and suppliers. In addition, each of the directors other than Mr. Wiehe is independent, and the Board of Directors believes that these independent directors provide effective oversight of management. Furthermore, our Board of Directors, including each of its committees, also has full access to members of management, either as a group or individually, and to all company information they deem necessary to fulfill the obligations of our Board of Directors and its committees.

Timothy Buckley, an independent director, was selected by our Board of Directors to serve as our Lead Independent Director. As Lead Independent Director, Mr. Buckley has the responsibility of presiding at all executive sessions of the Board of Directors, consulting with the Chairman and Chief Executive Officer on the operations of the Board of Directors, as well as our company generally, and acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer.

Risk Oversight by our Board of Directors

While risk management is primarily the responsibility of our management team, our Board of Directors is responsible for the overall supervision of our risk management activities. Our Board of Directors implements its risk oversight function both at the full Board level and through delegation to various committees. These committees meet regularly and report back to the full Board. The Audit Committee has primary oversight responsibility for financial reporting with respect to our major financial exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees management of our legal and regulatory compliance systems. The Compensation Committee oversees risks relating to our compensation plans and programs.

Beginning in 2011, the Board directed our management team to conduct comprehensive enterprise risk management assessments periodically. Management conducted assessments in both 2012 and 2013, with the results of each being presented to the Board. In addition, the Board and its various committees receive presentations throughout the year from various department and business unit leaders that include discussion of significant risks as appropriate. The Board regularly addresses in an executive session matters of particular importance or concern, including any significant areas of risk that require Board attention.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner for the company. We also believe that our risk structure complements our current Board of Directors leadership structure, as it allows our independent directors, through the three fully-independent Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Code of Business Ethics and Conduct

Our Board of Directors has adopted a code of business ethics and conduct for all employees, officers and directors. The code of business ethics and conduct is available on our website at www.sciquest.com. We expect that any amendments to the code of business ethics and conduct, or any waiver of its requirements, will be disclosed on our website. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Attendance

Board and committee meeting attendance is central to the proper functioning of our Board of Directors and is a priority. Directors are expected to make every effort to attend all meetings of the Board of Directors, meetings of committees on which they serve and the annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Stockholders and interested parties may communicate with our Board of Directors by sending correspondence to the Board, a specific Board committee or a director c/o Secretary, SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513.

The Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable directors at each regularly scheduled meeting. The Secretary will alert individual directors to items which warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.

Director Compensation

The following table sets forth information regarding compensation earned by our non-employee directors during 2013:

Director Compensation Table for Year Ended December 31, 2013

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Total
Jeffrey T. Barber	$50,000	$70,000	—	$120,000
Timothy J. Buckley	$60,000	$70,000	—	$130,000
Daniel F. Gillis	$45,000	$70,000	—	$115,000
L. Steven Nelson	$40,000	$70,000	—	$110,000

(1)	These awards consist of restricted stock unit grants that vest in their entirety on the first anniversary of the grant date. These amounts reflect the fair value of the restricted stock unit award, based on the value of our common stock at the close of market price on the date of grant.

For 2013, the following compensation package was in effect for our non-employee directors:

Annual Retainers:
Cash	$30,000
Restricted Stock Unit Grant	$70,000
Committee Chair Fees:
Audit committee chair	$15,000
Compensation committee chair	$10,000
Nominating and corporate governance committee chair retainer	$10,000
Lead Independent Director	$20,000
Committee Membership Fees:
Per each non-chair committee membership	$5,000
Initial election restricted stock unit grant	$100,000

Effective as of the 2014 annual meeting of stockholders, our Board of Directors had revised the compensation package for our non-employee directors to be as follows:

Annual Retainers:
Cash	$40,000
Restricted Stock Unit Grant	$100,000
Committee Chair Fees:
Audit committee chair	$20,000
Compensation committee chair	$12,000
Nominating and corporate governance committee chair retainer	$10,000
Lead Independent Director	$20,000
Committee Membership Fees:
Per each non-chair committee membership	$5,000
Initial election restricted stock unit grant	$100,000

The restricted stock unit grants are based on the market value of our common stock on the date of grant. The annual restricted stock unit grants have one-year vesting, with 50% issue upon vesting and 50% deferred until termination of Board service, although a director may elect to defer the entire issuance until termination of Board service. For the initial election restricted stock unit grants, issuance is fully deferred until termination of Board service.

We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending board of director and committee meetings.

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee is a current or former executive officer or employee of our company. None of our executive officers served and currently none of them serves on the board of directors or compensation committee of any other entity with executive officers who have served on our Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 2013 by (i) each of our named executive officers, (ii) each of our directors, (iii) all of our executive officers and directors as a group, and (iv) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after December 31, 2013. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after December 31, 2013 are included for that person or group.

Percentage of beneficial ownership is based on 23,812,192 shares of common stock outstanding as of December 31, 2013.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise noted below, the address of each person listed on the table is c/o SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Beneficial Ownership
Name	Shares	Percentage
Named Executive Officers and Directors:
Stephen J. Wiehe(1)	816,848	3.4%
Rudy C. Howard(2)	205,388	*
Douglas M. Keister	—	*
Grant W. Collingsworth(2)	159,192	*
Teresa B. Jamison(2)	11,093	*
Daniel F. Gillis(3)	172,724	*
Jeffrey T. Barber(4)	38,110	*
Timothy J. Buckley(5)	38,110	*
L. Steven Nelson	1,510	*
All executive officers and directors as a group (10 people)(6)	1,454,068	5.9%
5% Stockholders:
FMR LLC(7)	2,130,536	8.9%
Wasatch Advisors, Inc.(8)	1,964,507	8.2%
Riverbridge Partners LLC(9)	1,710,420	7.2%
Massachusetts Financial Services Company(10)	1,600,148	6.7%
Conestoga Capital Advisors LLC(11)	1,495,813	6.3%
Blackrock, Inc.(12)	1,413,524	5.9%

(1)	Includes 7,546 shares held by Mr. Wiehe as custodian for Andrew John Wiehe and Stephanie Elizabeth Wiehe, over which Mr. Wiehe has voting and investment power. Includes 166,940 shares subject to options that are exercisable within 60 days of the date of the table.
(2)	Consists of shares subject to options that are exercisable within 60 days of the date of the table.
(3)	Includes 13,750 shares subject to options that are exercisable within 60 days of the date of the table.

(4)	Includes 35,780 shares subject to options that are exercisable within 60 days of the date of the table.
(5)	Includes 35,780 shares subject to options that are exercisable within 60 days of the date of the table.
(6)	Includes 639,016 shares subject to options that are exercisable within 60 days of the date of the table. Includes 7,546 shares held by Mr. Wiehe as custodian for Andrew John Wiehe and Stephanie Elizabeth Wiehe, over which Mr. Wiehe has voting and investment power.
(7)	Includes shares held by the following subsidiaries: Fidelity Management & Research Company and Fidelity SelectCo, LLC. Includes shares that may be beneficially owned by Edward C. Johnson 3d. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(8)	The address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.
(9)	The address for Riverbridge Partners LLC is 80 South Eight Street, Suite 1200, Minneapolis, MN 55402.
(10)	The address for Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, MA 02199.
(11)	The address for Conestoga Capital Advisors LLC is 259 N. Radnor-Chester Road, Radnor Court, Suite 120, Radnor, PA 19087.
(12)

Includes shares held by the following subsidiaries: BlackRock (Luxembourg) S.A., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC. The address for Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

EXECUTIVE OFFICERS

Executive Officers

In addition to Mr. Wiehe, our President and Chief Executive Officer, whose biographical information appears under “Proposal 1—Election of Directors,” set forth below are the names, ages and biographical information for each of our current executive officers.

Name	Age	Position

Stephen J. Wiehe	50	President, Chief Executive Officer and Director
Rudy C. Howard	56	Chief Financial Officer
Douglas M. Keister	51	Senior Vice President of Sales
Grant W. Collingsworth	50	General Counsel
Teresa B. Jamison	52	Vice President of Customer Operations
Charles W. Irek	46	Vice President of Technology

Rudy C. Howard has served as our Chief Financial Officer since joining SciQuest in January 2010. From November 2008 until joining SciQuest, Mr. Howard served as Senior Vice President and Chief Financial Officer of MDS Pharma Services, a pharmaceutical services company, where he was responsible for all financial management functions. From 2003 until joining MDS Pharma Services, Mr. Howard operated his own financial consulting company, Rudy C. Howard, CPA Consulting, in Wilmington, North Carolina, where his services included advising on merger and acquisition transactions, equity and debt issuances and other general management matters. From 2001 through 2003, Mr. Howard served as Chief Financial Officer for Peopleclick, Inc., an international human capital management software company. From 2000 until joining Peopleclick, Mr. Howard served as Chief Financial Officer for Marketing Services Group, Inc., a marketing and internet technology company. From 1995 until 2000, Mr. Howard served as Chief Financial Officer for PPD, Inc., a clinical research organization. Prior to joining PPD, Mr. Howard was a partner with PricewaterhouseCoopers. Mr. Howard holds a B.A. in Accounting from North Carolina State University, and he is a Certified Public Accountant.

Douglas M. Keister has served as our Senior Vice President of Sales since joining SciQuest in May 2013. From October, 2012 until May 2013, Mr. Keister served as Sector Vice President of Sales of PTC Inc., a provider of technology solutions for manufacturers, where he was responsible for all sales functions. Mr. Keister served as Senior Vice President of Sales of Servigistics, Inc., a provider of service supply chain solutions, from April 2010 until its acquisition by PTC in October 2012. From September 2005 until January 2010, Mr. Keister served as Senior Vice President for SAP AG, an ERP provider. From October 1996 until August 2005, Mr. Keister served as Vice President for Oracle Corporation, an ERP provider. Prior to October 1996, Mr. Keister held various sales positions at Legent, Inc. and Platinum Technology, Inc. Mr. Keister holds an Associates degree from Thompson Institute.

Grant W. Collingsworth has served as our General Counsel since April 2011. From October 1996 until April 2011, Mr. Collingsworth was a partner at the law firm of Morris, Manning and Martin, LLP, where he practiced corporate and securities law. From September 1989 until September 1996, Mr. Collingsworth served as an associate at the law firm of Jenkens & Gilchrist, P.C. Mr. Collingsworth holds a bachelor’s degree in business administration from the University of Oklahoma and a juris doctor from Emory University.

Teresa B. Jamison has served as our Vice President of Customer Operations since joining SciQuest in May 2012. From June 2010 until joining SciQuest, Ms. Jamison served as area Vice President of Services for Allscripts Healthcare Solutions, Inc., a leading provider of clinical, financial, connectivity and information solutions, where she was responsible for all customer service functions. From June 2008 until June 2010, Ms. Jamison served as Regional Director of Client Experiences for Misys Healthcare Systems, a leading provider of industry-specific software in the global application software and services market. From June 2007 until May 2008, Ms. Jamison served as Director of Connected Community Implementations for Misys Healthcare Systems. Ms. Jamison holds a master’s and a bachelor’s degree from Western Carolina University.

Charles W. Irek has served as our Vice President of Technology since joining SciQuest in May 2012. From September 2010 until joining SciQuest, Mr. Irek served as Chief Technology Officer and Vice President of Software Engineering for Diagnosoft, Inc. a point-of-care healthcare analytics company, where he was responsible for all product development and technology functions. From December 2008 until September 2010, Mr. Irek served as Vice President of Software Engineering for Proventys, a leading developer of personalized decision support technologies for oncology and cardiology. From 2004 until 2008, Mr. Irek served as a software development manager for GlaxoSmithKline, a global healthcare company. Mr. Irek holds a master’s of business administration from the University of Colorado and a bachelor’s degree from Penn State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of the compensation arrangements for our named executive officers for 2013 as well as the actions taken in 2014 that affect the current and future compensation of our named executive officers. Our named executive officers at the end of 2013 were Stephen Wiehe, our President and Chief Executive Officer, Rudy Howard, our Chief Financial Officer, Douglas Keister, our Senior Vice President of Sales, Grant Collingsworth, our General Counsel, and Teresa Jamison, our Vice President of Customer Operations. Mr. Keister joined our company in May 2013.

Executive Summary

We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward named executive officers for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of excessive risk-taking. Our named executive officers’ total compensation is comprised of a mix of base salary, annual cash incentive bonuses, equity incentive awards and insurance and other employee benefits and compensation.

In 2013, we achieved a number of important accomplishments in the continued growth of our business, including the following:

•	Strong revenue growth as compared to peers. Revenue for 2013 increased 38% as compared to 2012. This revenue growth placed us in the 91st percentile of the 2014 Peer Group, as defined below.

•

Outstanding total shareholder return as compared to peers. One-year total shareholder return of 80% and annualized three-year total shareholder return of 30% placed us in the 82nd percentile and 71st percentile, respectively, of the 2014 Peer Group.

•

Excellent cash flows as compared to peers. Cash provided by operations in 2013 was $18.0 million, which placed us in the 75th percentile of the 2014 Peer Group (excluding two peer group companies that have not reported cash provided by operations in 2013 as of the date of this proxy statement).

•

Strong Stock Performance. Our stock price increased by 80% from $15.86 per share on the last trading day of 2013 to $28.48 per share on the last trading day of 2013, compared to the Nasdaq composite index increase of 20.8% over the same period.

•

Significantly Increased Customer Count. We ended 2013 with 534 customers compared to 428 customers at the end of 2012 (excluding de minimus customers in each case). We also signed 46 new customers in 2013, excluding those gained via acquisition.

Compensation Objectives

Our Compensation Committee’s primary objectives with respect to executive compensation are to:

•	attract, motivate, reward and retain high quality executives necessary to formulate and execute our business strategy;

•	ensure that compensation provided to executive officers is closely aligned with our short and long-term business objectives, risk profile, financial performance and strategic goals;

•	build a strong link between an individual’s performance and his or her compensation; and

•	further align the interests of management with our stockholders by providing equity incentive compensation.

Our executive compensation practices are intended to provide each executive a total annual compensation that is commensurate with the executive’s responsibilities, experience and demonstrated performance. We intend our compensation to be competitive with companies in our industry and region. Variations to this targeted compensation may occur depending on the experience level of the individual and market factors, such as the demand for executives with similar skills and experience.

Significant Compensation Practices

We review and evaluate our compensation programs, practices and policies on an ongoing basis. We modify our compensation programs to address evolving best practices. We have provided below some of our more significant practices.

•

Performance-Based Compensation. Our philosophy is to pay for performance. In that regard, both our annual cash incentive bonuses and our equity incentive awards are based on meeting corporate and individual performance goals. No bonuses or equity incentive awards are guaranteed in any way.

•

Stock Ownership Guidelines. Our Board of Directors has approved stock ownership guidelines for our executive officers and non-employee directors align the interests of executives and directors with the interests of stockholders. These individuals are required to beneficially own a number of shares of company common stock having a value equal to the applicable guidelines established for each participant as follows:

•	Chief Executive Officer – 5x annual base salary;

•	Other Executives – 3x annual base salary; and

•	Non-Employee Directors – 3x annual cash retainer fee.

Until the applicable guideline is achieved, a participant will be required to retain an amount equal to 50% of the net shares received as a result of the exercise of SciQuest stock options or the vesting of restricted stock or restricted stock units.

•

Anti-Hedging Policy. Our executives and non-executive directors are prohibited from engaging in any transactions involving puts, calls or other derivatives on SciQuest’s securities on an exchange or in any other organized market or any other derivative or hedging transactions on SciQuest securities in which the person could profit if the value of our stock falls.

•	Clawback Policy. Our clawback policy allows us to “clawback” compensation paid to any executive who has engaged in misconduct that materially contributes to a financial restatement.

•	No Tax Gross-Ups. Neither our 2004 Stock Incentive Plan, our 2013 Stock Incentive Plan nor any agreements with our directors, executives or other employees provide for any tax gross-up payments.

•	Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors as defined by Nasdaq and our director independence standards.

•

Independent Compensation Consultant. Our Compensation Committee has retained an independent compensation consultant who performs no other consulting or other services for our company. The independent compensation consultant had no relationship with any named executive officer prior to the engagement.

•

No Discounted Stock Options or Stock Appreciation Rights. All stock options have been granted at an exercise price equal to or greater than the fair market value of the underlying shares on the grant date. Our 2004 Stock Incentive Plan and 2013 Stock Incentive Plan each requires all stock options and stock appreciation rights to be granted at an exercise price equal to or greater than the fair market value of the underlying shares on the grant date.

•

No Repricing Without Stockholder Approval. Our 2004 Stock Incentive Plan and 2013 Stock Incentive Plan each provides that outstanding stock options or other equity awards cannot be “repriced” by reducing the exercise price of such stock option or stock appreciation right or exchanging such stock option or stock appreciation right for cash or other awards without stockholder approval.

•

No Cash Buyout of Equity Awards Without Stockholder Approval. Our 2004 Stock Incentive Plan and 2013 Stock Incentive Plan each prohibits cash buyouts of outstanding stock options or other equity awards issued to employees without stockholder approval.

•

Minimum Vesting Period for Equity Awards. Our 2004 Stock Incentive Plan and 2013 Stock Incentive Plan each requires minimum three-year vesting periods for time-based equity awards to employees, minimum one-year vesting periods for time-based equity awards to directors and minimum one-year vesting periods for performance-based equity awards.

Compensation Process

General. The Compensation Committee of our Board of Directors oversees our executive compensation program. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our named executive officers other than with respect to equity awards. The Compensation Committee receives input from our Chief Executive Officer regarding the compensation of our other named executive officers, which is taken into account in its deliberations. Our Compensation Committee proposes grants of equity awards for our named executive officers and recommends such proposals to our Board of Directors for approval. Our Compensation Committee believes that our compensation program is aligned with our business and risk management objectives and does not believe that our compensation program is likely to have a material adverse effect on us. In the first quarter of each year, our Compensation Committee typically determines our named executive officers’ base salaries, awards annual cash incentive bonuses based on the achievement of bonus criteria in the prior year and sets bonus criteria for the upcoming year. The Compensation Committee also proposes grants of equity awards to our named executive officers, which are considered and approved by our Board of Directors in the first quarter as well. In making compensation determinations in 2013 and 2014, our Compensation Committee noted that our stockholders overwhelmingly approved our executive compensation in each of the previous year’s annual meeting.

2013 Compensation Process. Our Compensation Committee retained Aon Hewitt (“Aon”) to serve as an independent compensation consultant to assist it in designing and implementing our executive compensation program, as it had done in 2012. Other than executive and Board compensation consulting, Aon has not provided any other services to our company.

The Compensation Committee sought the views of Aon regarding market trends for executive compensation and analysis of specific compensation program components. Aon provided information comparing the compensation for the named executive officers to market data from a group of peer companies (as described below) as well as other broader-based survey sources.

In 2012, based on Aon’s recommendation, the Compensation Committee selected a group of peer companies for use in establishing that year’s compensation levels for the named executive officers (the “2012 Peer Group”). To develop the 2012 Peer Group, Aon considered (i) industry relevance, utilizing the Global Industry Classification Standard and software industry analyst reports, (ii) historical revenues and revenue growth, and (iii) market capitalization as a multiple of revenues. Aon provided information from this peer group for base salary and short- and long-term incentive compensation. Based on Aon’s recommendation, the Compensation Committee used the 2012 Peer Group population of companies as the peer group for establishing 2013 compensation levels for the named executive officers, subject to excluding companies for which current compensation data was no longer available due to acquisition (the “2013 Peer Group”).

The 2013 Peer Group consisted of:

Actuate Corporation	Guidance Software, Inc.	SPS Commerce, Inc.
Callidus Software, Inc.	Keynote Systems, Inc.	Support.com, Inc.
Carbonite, Inc.	LogMeIn, Inc.	Vocus, Inc.
Convio, Inc.	OPNET Technologies, Inc.
Cornerstone OnDemand, Inc.	Sourcefire, Inc.

Aon provided information for our Chief Executive Officer and Chief Financial Officer using the 2012 proxy disclosures for the 2013 Peer Group. For the remainder of our named executive officers, Aon adjusted the 2012 Peer Group data based on 2011 proxy disclosures to reflect aged median values. Consistent with standard practices, due to the varying sizes of the companies included in the peer group, Aon included statistical analysis, where appropriate, to “size-adjust” certain market compensation data to reflect our relative annual revenue.

Our Compensation Committee compared our compensation practices and levels by each compensation component described below. The purpose of this analysis is to determine whether the compensation offered to each named executive officer, both in its totality and with respect to each of the constituent components, is competitive with the applicable market comparables that the Compensation Committee has reviewed for the corresponding period. Generally, we target our compensation program to fall within a range around the median of the market compensation data for the 2013 Peer Group. Where total compensation or a specific component of compensation does not approximate this target, the Compensation Committee used the competitive data as a factor for its compensation determination but may have also taken into account factors specific to a named executive officer in making its final compensation decisions, including each named executive officer’s position and functional role, seniority, performance and overall level of responsibility.

2014 Compensation Process. In 2014, our Compensation Committee also retained Aon to serve as an independent compensation consultant to assist it in designing and implementing our executive compensation program. As in 2013, the Compensation Committee sought the views of Aon regarding market trends for executive compensation and analysis of specific compensation program components. Aon provided information comparing the compensation for the named executive officers to market data from a group of peer companies as well as other broader-based survey sources.

Based on Aon’s recommendation, in order to reflect the significant revenue growth of our company since 2012 and given that current compensation data was no longer available for a number of companies in the 2013 Peer Group due to acquisition, the Compensation Committee selected a new group of peer companies for use in establishing that year’s compensation levels for the named executive officers (the “2014 Peer Group”). To develop the 2014 Peer Group, Aon considered (i) industry relevance, utilizing the Global Industry Classification Standard and software industry analyst reports, (ii) historical revenues and revenue growth, and (iii) market capitalization as a multiple of revenues. Aon provided information from this peer group for base salary and short- and long-term incentive compensation. The 2014 Peer Group consisted of:

Actuate Corporation	Guidance Software, Inc.	Support.com, Inc.
Callidus Software, Inc.	Jive Software, Inc.	VASCO Data Security International, Inc.
Carbonite, Inc.	LogMeIn, Inc.	Vocus, Inc.
Cornerstone OnDemand, Inc.	PROS Holdings, Inc.
Ellie Mae, Inc.	SPS Commerce, Inc.

Our Compensation Committee compared our compensation practices and levels by each compensation component described below. The purpose of this analysis is to determine whether the compensation offered to each named executive officer, both in its totality and with respect to each of the constituent components, is competitive with the applicable market comparables that the Compensation Committee has reviewed for the corresponding period. Consistent with standard practices, due to the varying sizes of the companies included in the peer group, Aon included statistical analysis to “size-adjust” certain market compensation data to reflect our relative annual revenue. Generally, we target our compensation program to fall within a range around the median of the market compensation data for the relevant peer group. Where total compensation or a specific component of compensation does not approximate this target, the Compensation Committee used the competitive data as a factor for its compensation determination but may have also taken into account factors specific to a named executive officer in making its final compensation decisions, including each named executive officer’s position and functional role, seniority, performance and overall level of responsibility. Further, the Compensation Committee noted that our company’s total shareholder return, revenue growth and cash provided by operations for 2013 all exceeded the 75th percentile of the 2014 Peer Group and that our annualized three-year total shareholder return placed us in the 71st percentile of the 2014 Peer Group. Accordingly, the Compensation Committee determined that equity incentive awards in 2014 should be in an amount to approximate the 75th percentile compensation level of the 2014 Peer Group in order to recognize and reward management for our company’s performance relative to our peer companies. This determination was based solely on performance through 2013 and does not reflect a change of our policy to target median compensation levels with respect to future periods.

Compensation Components

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash incentive bonuses;

•	equity incentive awards; and

•	insurance and other employee benefits and compensation.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our Compensation Committee relies on benchmark data, the experience of its members, its past practices and management input in establishing the different forms of compensation.

Base Salary

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. None of our named executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. Salaries for the named executive officers generally are based upon their personal performance in light of individual levels of responsibility, our overall performance and profitability during the preceding year, economic trends that may affect us, and the competitiveness of the executive’s salary with the salaries of executives in comparable positions at companies of comparable size or with similar operational characteristics. While our Compensation Committee considers each of these factors, it does not assign a specific value to each factor.

Base salaries are reviewed at least annually by our Compensation Committee and are adjusted from time to time to realign salaries with market trends and levels after taking into account the factors discussed above. In addition to these periodic reviews, the Compensation Committee may at any time review the salary of an executive who has received a significant promotion or whose responsibilities have been increased significantly.

For 2013, Ms. Jamison received a salary increase of approximately 17% as compared to 2012, and our other named executive officers received salary increases from 0% to approximately 6% as compared to 2012. The relatively larger percentage increase for Ms. Jamison represented an adjustment to bring her salary level closer to, but still below, the median level for the 2013 Peer Group data. Other salary increases in 2012 consisted of either cost of living increases or adjustments based on either increased responsibilities for an individual or benchmark data. For 2014, our named executive officers received salary increases from 3% to approximately 7% as compared to 2013, which consisted of cost of living increases and, in the case of Ms. Jamison, an additional adjustment to bring her salary level closer to, but still below, the median level for the 2013 Peer Group data.

Annual Bonuses

We provide our named executive officers an opportunity to receive annual discretionary cash incentive bonuses. The annual bonuses are intended to compensate for the achievement of our strategic, operational and financial goals and/or individual performance objectives of a particular named executive officer.

Each executive’s bonus is based on a target bonus amount and the achievement of bonus criteria, which historically have been specific financial or other business goals to promote the growth and success of our business. In the first quarter of each year, our Compensation Committee typically determines the bonus amount for each named executive officer based on the prior year’s target bonus amount and achievement of bonus criteria and establishes the target bonus amount and the bonus criteria for the upcoming year. The Compensation Committee establishes the target bonus amount based on an amount it believes is necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our executives to achieve their goals. The bonus criteria vary among the named executive officers, depending on their operational responsibilities, as described below.

In February 2013, the Compensation Committee established bonus criteria for the named executive officers who employed by us at the beginning of 2013. Mr. Wiehe’s target bonus for 2013 was set at $316,000, and his bonus criteria were established as follows: 25% based on attainment of our targeted non-GAAP revenues of $91 million, 25% based on attainment of targeted Adjusted Net Income per share of $0.36, 25% based on attainment of targeted Adjusted Free Cash Flow of $19.5 million and 25% based on attainment of targeted customer satisfaction levels. Mr. Howard’s target bonus for 2013 was set at $145,000, and his bonus criteria were established as follows: 25% based on attainment of our targeted non-GAAP revenues of $91 million, 25% based on attainment of targeted Adjusted Net Income per share of $0.36, 25% based on attainment of targeted Adjusted Free Cash Flow of $19.5 million and 25% based on attainment of targeted customer satisfaction levels. Mr. Keister’s target bonus was set at $250,000 (on an annualized basis), and his bonus criteria were based on the achievement of specified sales goals. Mr. Collingsworth’s target bonus for 2013 was set at $135,000, and his bonus criteria were established as follows: 25% based on attainment of our targeted non-GAAP revenues of $91 million, 25% based on attainment of targeted Adjusted Net Income per share of $0.36, 25% based on attainment of targeted Adjusted Free Cash Flow of $19.5 million and 25% based on successful achievement of goals related to corporate development activities. Ms. Jamison’s bonus target for 2013 was set at $75,000, and her bonus criteria consist of a variety of delivery milestone, efficiency and customer satisfaction goals.

The Compensation Committee further determined that (i) 100% achievement by an individual of his or her bonus criteria would result in 100% of the bonus being paid, (ii) less than 100% achievement by an individual of his or her bonus criteria would result in the bonus amount being determined by the Compensation Committee in its discretion, and (iii) greater than 100% achievement by an individual of his or her bonus criteria would result in 100% of the bonus being paid plus such additional amounts as may determined by the Compensation Committee in its discretion. Any amounts determined by the Compensation Committee in its discretion due to overachievement or underachievement of bonus criteria are generally expected to correlate to the extent of such overachievement or underachievement.

Mr. Wiehe received a bonus of $300,200 for 2013. In determining the bonus amount, the Compensation Committee noted that 2013 non-GAAP revenues of $93.6 million were 103% of our targeted revenues, 2013 Adjusted Net Income per share of $0.38 was 106% of our targeted Adjusted Net Income, 2013 Adjusted Free Cash Flow of $14.5 million was 74% of our targeted Adjusted Free Cash Flow and all customer satisfaction levels exceeded their targets. The Compensation Committee further noted that the average attainment rate for all four bonus criteria was approximately 96%.

Mr. Howard received a bonus of $137,750 for 2013. In determining the bonus amount, the Compensation Committee noted that 2013 non-GAAP revenues of $93.6 million were 103% of our targeted revenues, 2013 Adjusted Net Income per share of $0.38 was 106% of our targeted Adjusted Net Income, 2013 Adjusted Free Cash Flow of $14.5 million was 74% of our targeted Adjusted Free Cash Flow and all customer satisfaction levels exceeded their targets. The Compensation Committee further noted that the average attainment rate for all four bonus criteria was approximately 96%.

Mr. Keister received a bonus of $81,387 for 2013, which was based on his achievement of specified sales goals.

Mr. Collingsworth received a bonus of $128,250 for 2013. In determining the bonus amount, the Compensation Committee noted that 2013 non-GAAP revenues of $93.6 million were 103% of our targeted revenues, 2013 Adjusted Net Income per share of $0.38 was 106% of our targeted Adjusted Net Income and 2013 Adjusted Free Cash Flow of $14.5 million was 74% of our targeted Adjusted Free Cash Flow. In addition, Mr. Collingsworth was primarily responsible for the completion and integration of our CombineNet acquisition in 2013, which represented full achievement of his corporate development goals. The Compensation Committee further noted that the average attainment rate for all four bonus criteria was approximately 96%.

Ms. Jamison received a bonus of $71,250 for 2013. In determining the bonus amount, the Compensation Committee noted that all delivery milestone, efficiency and customer satisfaction goals had been substantially met.

For 2014, the Compensation Committee has established target bonus amounts for the named executive officers as follows:

Stephen J. Wiehe	$325,480
Rudy C. Howard	$150,000
Douglas M. Keister	$257,500
Grant W. Collingsworth	$135,000
Teresa Jamison	$100,000

Mr. Wiehe’s bonus criteria have been established as follows: 25% based on attainment of targeted revenues, 25% based on attainment of targeted Adjusted Net Income per share, 25% based on attainment of specified qualitative company goals that have been established for our executive management and 25% based on attainment of targeted customer satisfaction levels. Mr. Howard’s bonus criteria have been established as follows: 25% based on attainment of our targeted revenues, 25% based on attainment of targeted Adjusted Net Income per share, 25% based on attainment of specified qualitative company goals that have been established for our executive management and 25% based on attainment of targeted customer satisfaction levels. Mr. Keister’s bonus will consist solely of sales commissions based on bookings. Mr. Collingsworth’s bonus criteria have been established as follows: 25% based on attainment of targeted revenues, 25% based on attainment of targeted Adjusted Net Income per share, 25% based on attainment of specified qualitative company goals that have been established for our executive management and 25% based on successful achievement of goals related to corporate development activities. Ms. Jamison’s bonus criteria have been established as follows: 25% based on attainment of our targeted revenues, 25% based on attainment of targeted Adjusted Net Income per share, 25% based on attainment of specified qualitative company goals that have been established for our executive management and 25% based on attainment of specific delivery milestone, efficiency and customer satisfaction goals. Targeted revenues and Adjusted Net Income per share are set at or above levels that reflect our historical financial performance and growth rates.

Consistent with 2013, the Compensation Committee further determined that (i) 100% achievement by an individual of his or her bonus criteria would result in 100% of the bonus being paid, (ii) less than 100% achievement by an individual of his or her bonus criteria would result in the bonus amount being determined by the Compensation Committee in its discretion, and (iii) greater than 100% achievement by an individual of his or her bonus criteria would result in 100% of the bonus being paid plus such additional amounts as may determined by the Compensation Committee in its discretion. Any amounts determined by the Compensation Committee in its discretion due to overachievement or underachievement of bonus criteria are generally expected to correlate to the extent of such overachievement or underachievement.

Equity Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. Our employees, including our named executive officers, are eligible to participate in our 2013 Stock Incentive Plan. Under the 2013 Stock Incentive Plan, our employees, including our named executive officers, are eligible to receive grants of stock options, restricted stock awards, restricted stock units and stock appreciation rights at the discretion of our Compensation Committee. Equity awards have historically consisted of stock option grants, with some restricted stock grants to certain executives prior to 2011. Beginning in 2013, our Compensation Committee determined to include restricted stock units as a component of the annual equity awards for certain senior management, including our named executive officers.

We typically grant equity awards to employees, including our named executive officers, in connection with their hiring. When determining the size of the award, the Compensation Committee considers the individual’s position and responsibilities, the equity position of our other similarly situated employees, the anticipated future contribution of such individual and relevant benchmark data. Our Compensation Committee has established general guidelines for the grant of equity awards for all new hires, including any named executive officers, based on the individual’s position and responsibilities.

We believe equity awards are an important element of compensation because they provide the recipient with a potential ownership interest in our company, which helps align our executives’ and other employees’ interests with those of other stockholders. We believe equity awards further align the interest of our employees and stockholders because they profit from equity awards only if our stock price increases relative to the award’s exercise or purchase price. We believe that equity awards incentivize recipients, including our named executive officers, to incur appropriate risks that are consistent with our business strategy but do not encourage undue or inappropriate risk-taking.

Equity awards are also an important element of our employee retention strategy because the awards vest over several years and vesting depends on the individual’s continued employment with us. The typical vesting provisions for initial stock option grants provide that one-quarter of the award vests on the first anniversary of the hire date, with the remaining shares vesting in 36 successive equal monthly installments thereafter upon completion of each additional month of service. Subsequent stock option grants typically vest over four years in 48 monthly installments. Restricted stock unit grants typically vest over four years in four annual installments.

Our policy is to grant stock options with an exercise price equal to the fair value of our common stock on the date of grant, which is also required by the 2013 Stock Incentive Plan.

Our Compensation Committee recommends the grant of all equity awards for approval by the full Board of Directors. We typically grant annual equity awards in the first quarter and equity awards to new hires promptly following commencement of employment.

In 2014, our Compensation Committee recommended, and our Board of Directors approved, additional grants of stock options and restricted stock units to the named executive officers as follows:

	Restricted Stock Units	Stock Options
Stephen J. Wiehe	15,564	99,348
Rudy C. Howard	6,947	44,344
Douglas M. Keister	4,148	26,479
Grant W. Collingsworth	3,599	22,970
Teresa B. Jamison	3,898	24,884

In determining these grants, the Compensation Committee noted that our company’s total shareholder return and revenue growth for 2013 all exceeded the 75th percentile of the 2014 Peer Group and that our three-year total shareholder return placed us in the 71st percentile of the 2014 Peer Group. Accordingly, the Compensation Committee determined that equity incentive awards in 2014 should be in an amount to approximate the 75th percentile compensation level of the 2014 Peer Group in order to recognize and reward management for our company’s performance relative to our peer companies.

The stock options were granted with an exercise price equal to the close of market price on the date of grant and vest in equal monthly installments over a four-year period. The restricted stock units vest over four years in four annual installments.

Change of Control Benefits

In 2012, we established a Change of Control Severance Plan, in which Stephen J. Wiehe, our Chief Executive Officer, Rudy C. Howard, our Chief Financial Officer, and Grant W. Collingsworth, our General Counsel, are participants. Benefits under the Change of Control Severance Plan are paid only if the employment of the executive is terminated during a specified period after a change of control. We believe that having this benefit structured in this manner improves stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, in the “Executive Compensation — Potential Payments upon Termination or Change of Control” section of this proxy statement.

Under our 2004 Stock Incentive Plan, the vesting and exercisability of all unvested awards automatically accelerate by one year in the event of a change of control, provided that such acceleration does not apply to participants in the Change of Control Severance Plan. Our 2013 Stock Incentive Plan does not provide for any acceleration of vesting in the event of a change of control.

We believe providing these benefits helps us compete for executive talent. We believe that our change of control benefits are generally in line with severance packages offered to executives in our industry and region.

Other Compensation

Other than a car allowance for Mr. Wiehe, perquisites are not a material aspect of our executive compensation plan. All of our full-time employees, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of this reduction contributed to our 401(k) plan. Our 401(k) plan provides that we will match eligible employees’ 401(k) contributions equal to 50% of the employee’s elective deferrals, up to an amount not to exceed $2,500 for each employee. We also offer health and dental insurance, life and disability insurance, an employee assistance program, maternity and paternity leave plans and standard company holidays to our employees, including our named executive officers.

Summary Compensation Table

The following table provides information regarding the compensation earned in 2013, 2012 and 2011 by our named executive officers.

				Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Total
Stephen J. Wiehe	2013	$408,333	$300,200	$249,993	$1,070,809	$40,939	$2,070,274
Chief Executive Officer	2012	$395,000	$212,500	—	$1,263,086	$40,939	$1,911,525
and Chairman	2011	$395,000	$237,500	—	$1,017,885	$40,939	$1,691,324
Rudy C. Howard	2013	$298,604	$137,750	$125,005	$535,404	$2,500	$1,099,263
Chief Financial Officer	2012	$281,875	$117,000	—	$559,746	$2,500	$961,121
	2011	$275,000	$114,000	—	$358,458	$2,500	$749,958
Douglas M. Keister	2013	$149,306	$81,387	—	$2,230,082	$2,500	$2,462,275
Senior Vice President of Sales
Grant W. Collingsworth	2013	$279,250	$128,250	$65,754	$281,623	—	$754,877
General Counsel	2012	$269,167	$104,500	—	$380,481	—	$754,149
	2011	$177,667	$75,167	—	$2,018,732	—	$2,271,566
Teresa Jamison	2013	$202,500	$71,250	$62,494	$267,702	$2,500	$606,446
Vice President of	2012	$114,015	$32,000	—	$62,828	$2,500	$211,343
Customer Operations

(1)	This consists of cash bonuses paid under our annual discretionary cash incentive bonus program. See the “Executive Compensation — Compensation Discussion and Analysis — Annual Bonuses” section of this proxy statement for a description of this program. For bonuses earned in 2013, $48,341 of Mr. Keister’s bonus was paid in 2013. All other bonuses earned in 2013 were paid in February 2014. All bonuses earned in 2012 were paid in February 2013. All bonuses earned in 2011 were paid in March 2012.
(2)	In February 2013, Mr. Wiehe was issued 15,337 restricted stock units, Mr. Howard was issued 7,669 restricted stock units, Mr. Collingsworth was issued 4,034 restricted stock units and Ms. Jamison was issued 3,834 restricted stock units. The restricted stock units vest over four years in four annual installments. A discussion of the determination of the value of these restricted stock unit awards is included in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation” section of our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	In February 2013, Mr. Wiehe was issued 125,100 stock options, Mr. Howard was issued 62,2500 stock options, Mr. Collingsworth was issued 32,875 stock options and Ms. Jamison was issued 31,250 stock options. These options vest monthly over a 48 month period. In May 2013, Mr. Keister was issued 185,000 stock options. These options vest 25% on May 28, 2014 and monthly thereafter over a remaining three-year period. A discussion of the determination of the value of these stock option awards is included in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation” section of our Annual Report on Form 10-K for the year ended December 31, 2013.

In March 2012, Mr. Wiehe was issued 138,100 stock options, Mr. Howard was issued 61,200 stock options, Mr. Martini was issued 36,200 stock options and Mr. Collingsworth was issued 41,600 stock options. These options vest monthly over a 48 month period. In May 2012, Ms. Jamison was issued 7,500 stock options. These options vest 25% on May 7, 2013 and monthly thereafter over a remaining three-year period.

In January 2011, Mr. Wiehe was issued 100,000 stock options and Mr. Howard was issued 35,000 stock options. These options vest monthly over a 48 month period. In April 2011, Mr. Collingsworth was issued 185,000 stock options at an exercise price of $14.39 per share. These options vest 25% on April 26, 2012 and monthly thereafter over a remaining three-year period.

(4)	For 2012, 2011 and 2010, this includes a 401(k) match of $2,500 for each individual and a car allowance for Mr. Wiehe of $38,439.

Grants of Plan-Based Awards in 2013

The following table provides information regarding grants of plan-based awards to our named executive officers in 2013.

Name	Grant Date	All other Stock Awards: Number of Shares of Stock (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)
Stephen J. Wiehe	February 6, 2013	15,337	125,000	$16.30	$1,320,802
Rudy C. Howard	February 6, 2013	7,669	62,500	$16.30	$660,409
Douglas M. Keister	May 28, 2013	—	185,000	$23.78	$2,230,082
Grant W. Collingsworth	February 6, 2013	4,034	32,875	$16.30	$347,377
Teresa Jamison	February 6, 2013	3,834	31,250	$16.30	$330,196

(1)	These stock awards consist of restricted stock units that vest over four years in four annual installments.

Outstanding Equity Awards at December 31, 2013

The following table provides information concerning outstanding equity awards held by our named executive officers at December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(9)
Stephen J. Wiehe	72,916	27,084	$13.43	January 31, 2021	(1)	15,337	$436,798
	60,418	77,682	$14.46	March 9, 2022	(5)
	26,041	98,959	$16.30	February 6, 2023	(7)
Rudy C. Howard	133,458	3,266	$2.26	January 21, 2020	(2)	7,669	$218,413
	25,520	9,480	$13.43	January 31, 2021	(1)
	26,775	34,425	$14.46	March 9, 2022	(5)
	13,020	49,480	$16.30	February 6, 2023	(7)
Douglas M. Keister	—	185,000	$23.78	May 28, 2023	(8)	—	—
Grant W. Collingsworth	123,333	61,667	$14.39	April 26, 2021	(4)	4,034	$114,888
	18,200	23,400	$14.46	March 9, 2022	(5)
	6,848	26,027	$16.30	February 6, 2023	(7)
Teresa Jamison	2,968	4,532	$14.91	May 7, 2022	(6)	3,834	$109,192
	6,510	24,740	$16.30	February 6, 2023	(7)

(1)	This option vests in equal monthly installments beginning February 28, 2011 until January 31, 2015.
(2)	This option vested 39,181 shares on December 31, 2010, with the remaining shares vesting in equal monthly installments of 3,265 shares thereafter beginning February 4, 2011 until January 4, 2014.
(3)	This option vested 15,625 shares on November 4, 2009, with the remaining shares vesting in equal monthly installments of 1,302 shares thereafter beginning December 4, 2009 until November 4, 2012.
(4)	This option vested 46,250 shares on April 26, 2012, with the remaining shares vesting in equal monthly installments of 3,854 shares thereafter beginning May 26, 2012 until April 26, 2015.
(5)	This option vests in equal monthly installments beginning April 9, 2012 until March 9, 2016.
(6)	This option vested 1,875 shares on May 7, 2013, with the remaining shares vesting in equal monthly installments of 156 shares thereafter beginning April 7, 2013 until May 7, 2016.
(7)	This option vests in equal monthly installments beginning March 6, 2013 until February 6, 2017.
(8)	This option vests 46,250 shares on May 28, 2014, with the remaining shares vesting in equal monthly installments of 3,854 shares thereafter beginning June 28, 2014 until May 28, 2017.
(9)	The market value of shares that have not vested is determined by multiplying the value of our common stock at the close of market price on December 31, 2013 of $28.48 per share by the number of unvested shares.

Option Exercises and Stock Vested During 2013

The following table provides information regarding the exercise of stock options and the vesting of stock awards held by our named executive officers during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Stephen J. Wiehe	—	—	10,792	$282,966
Rudy C. Howard	20,000	$554,936	—	—
Douglas M. Keister	—	—	—	—
Grant W. Collingsworth	—	—	—	—
Teresa Jamison	—	—	—	—

(1)	The value realized on exercise represents (1) the difference between (a) the value of our common stock as of the date of exercise (as determined by close of market price on the date of exercise) and (b) the per share price (2) multiplied by the number of shares acquired on exercise.
(2)	The value realized on vesting represents (1) the difference between (a) the value of our common stock (close of market price on December 31, 2013 of $28.48 per share) and (b) the per share price (2) multiplied by the number of shares acquired on vesting.

Pension Benefits

We do not offer pension benefits to our employees.

Non-qualified Deferred Compensation

We do not offer non-qualified deferred compensation to our employees.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1.0 million the amount of compensation paid to our Chief Executive Officer and to each of our three most highly compensated executive officers that may be deducted by us for federal income tax purposes in any fiscal year. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1.0 million deduction limit. Although the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, although the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Employment Agreements

Our principal employees, including executive officers, are required to sign an agreement prohibiting their disclosure of any confidential or proprietary information and restricting their ability to compete with us during their employment and for a period of one year thereafter, restricting solicitation of customers and employees following their employment with us and providing for ownership and assignment of intellectual property rights to us. Stephen J. Wiehe, our Chief Executive Officer, has an employment agreement that provides for a one-year term that renews automatically for successive one-year terms unless either party gives at least 90 days prior notice to the other party of non-renewal. If our company terminates Mr. Wiehe for any reason other than for cause during the term of this agreement or if Mr. Wiehe terminates this agreement for good reason, Mr. Wiehe will receive an amount equal to his annual base salary then in effect and eighteen months of medical coverage. The terms “cause” and “good reason” are each defined in the employment agreement.

Potential Payments upon Termination or Change of Control

In May 2012, we established a Change of Control Severance Plan, in which Stephen J. Wiehe, our Chief Executive Officer, Rudy C. Howard, our Chief Financial Officer, and Grant W. Collingsworth, our General Counsel, are participants. The Change of Control Severance Plan provides that if a participant’s employment is terminated either by us without “cause” within 24 months following a change of control or by the participant with “good reason” within 12 months following a change of control, then such participant will be entitled to receive certain benefits, including a cash severance payment and accelerated vesting of equity awards. The cash severance payment will be a lump-sum payment equal to (i) the participant’s then current base salary and target bonus multiplied by 1.5, in the case of Mr. Wiehe, (ii) the participant’s then current base salary and target bonus in the case of Mr. Howard, and (iii) the participant’s then current base salary in the case of Mr. Collingsworth. Each participant’s outstanding and unvested equity awards will become fully vested automatically upon a qualified termination (as described above), provided that such equity awards will become fully vested upon a change of control if the agreements effectuating the change of control do not provide for the assumption or substitution of such equity awards. The terms “cause,” “good reason” and “change of control” are each defined in the Change of Control Severance Plan. The Change of Control Severance Plan has a three-year term from its effective date. The vesting benefits contained in the Change of Control Severance Plan supersede any contrary vesting acceleration provisions contained in our 2004 Stock Incentive Plan.

Under our 2004 Stock Incentive Plan, the vesting and exercisability of all unvested awards automatically accelerate by one year in the event of a change of control, other than executives that are covered by a conflicting change of control agreement or plan, such as the Change of Control Severance Plan. Consequently, Ms. Jamison is the only named executive officer that would participate in the vesting acceleration under the 2004 Stock Incentive Plan.

The tables below set forth the benefits potentially payable to Messrs. Wiehe, Howard and Collingsworth and Ms. Jamison in the event of a change of control of our company where the named executive officer’s employment is terminated under the circumstances described in the tables below. These amounts are calculated on the assumption that the employment termination and change of control event both took place on December 31, 2013. Amounts in the tables for the vesting of unvested stock options are calculated based on the number of accelerated stock options multiplied by the difference between $28.48, the closing price of our common stock as of December 31, 2013, and the exercise price for such stock options. Amounts in the tables for the vesting of unvested shares of restricted stock are calculated based on the number of accelerated shares of restricted stock multiplied by the difference between $28.48, the closing price of our common stock as of December 31, 2013, and the purchase price for such shares.

	Cash Severance Payment	Health Benefits	Vesting of Unvested Shares of Restricted Stock	Vesting of Unvested Stock Options
Stephen J. Wiehe(1)	$1,096,500	$32,139	$436,798	$2,702,036
Rudy C. Howard(1)	$445,000	$28,531	$218,413	$1,313,613
Grant W. Collingsworth (1)	$282,000	$32,139	$114,888	$1,513,965
Teresa B. Jamison(2)	—	—	$27,284	$362,832

(1)	The triggering event to receive these benefits is a termination of employment in connection with a change of control either by the company other than for cause, death or disability or by the executive for good reason.
(2)	The triggering event to receive these benefits is a change of control.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and discussion, recommends that the Compensation Discussion and Analysis be included in the proxy statement and filed with the SEC.

The Compensation Committee

L. Steven Nelson, Chairman

Timothy J. Buckley

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2013, we have entered into no transactions in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than five percent of our voting securities, and affiliates of our directors, executive officers and five percent stockholders, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under the “Executive Compensation” section of this proxy statement, and the transactions described below.

Registration Rights

We have entered into a stockholders agreement with our former preferred stockholders, which include Messrs. Wiehe and Gillis. This agreement provides for registration rights with respect to the shares of our common stock held by such persons.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Employment Agreement

We have entered into an employment agreement with Mr. Wiehe. See the section titled “Executive Compensation — Employment Agreements” for additional information.

Change of Control Severance Plan

Messrs. Wiehe, Howard and Collingsworth are participants in our Change of Control Severance Plan. See the section titled “Executive Compensation—Potential Payments upon Termination or Change of Control” for additional information.

Policy for Approval of Related Party Transactions

Although historically we have not had a formal written policy regarding transactions with related persons, our executive officers, directors and stockholders holding 5% or more of the outstanding capital stock of our company have been required to disclose to our executive officers and directors any potential conflicts of interest with respect to a proposed transaction and then recuse themselves from any consideration or vote with respect to such transaction. In June 2010, our Board of Directors adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Our related person policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K) must promptly disclose to our Chief Financial Officer or Chief Executive Officer any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K) and all material facts with respect thereto. The Chief Financial Officer or Chief Executive Officer will then promptly communicate that information to our Nominating and Corporate Governance Committee. In reviewing a transaction, our Nominating and Corporate Governance Committee will consider all relevant facts and circumstances, including (1) the commercial reasonableness of the terms, (2) the benefit and perceived benefits, or lack thereof, to us, (3) opportunity costs of alternate transactions, (4) the materiality and character of the related person’s interest, and (5) the actual or apparent conflicts of interest of the related person. Our Nominating and Corporate Governance Committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of our company and stockholders. No related person transaction will be consummated without the approval or ratification of our Nominating and Corporate Governance Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors consists of three directors who are independent under Nasdaq company standards and applicable SEC standards. The Audit Committee represents and assists the Board of Directors in fulfilling its oversight responsibility regarding the integrity of our financial statements and the financial reporting and accounting process, the systems of internal accounting and financial controls, the qualifications and independence of the registered public accounting firm, the annual independent audit of our financial statements and compliance with legal and regulatory requirements.

The Audit Committee is directly responsible in its capacity as a committee of the Board of Directors for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) our independent registered public accounting firm. Management has primary responsibility for the financial statements and the financial reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements and the systems of internal controls and other procedures designed to promote compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our company’s financial statements with generally accepted accounting principles and for auditing the effectiveness of our company’s internal control over financial reporting.

The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of the company’s independent registered public accounting firm and the integrity of our company’s financial statements and disclosures. These steps include: (a) reviewing the Audit Committee Charter; (b) maintaining a procedure to allow employees, stockholders and the public to report concerns regarding our company’s financial statements, internal controls and disclosures; and (c) reviewing procedures for the Audit Committee to pre-approve all audit and non-audit services provided by our independent registered public accounting firm.

As part of its supervisory duties, the Audit Committee has reviewed our company’s audited financial statements for the fiscal year ended December 31, 2013 and has discussed those financial statements with management and Grant Thornton LLP, our independent registered public accounting firm, with and without management present. The Audit Committee has also discussed with Grant Thornton LLP the results of its examinations as well as its judgments concerning and acceptability of our company’s accounting principles and such other matters that it is required to discuss with the independent registered public accounting firm under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence rules and has discussed their independence from the company and the company’s management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent registered public accounting firm during the year. After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2013, be included in our Annual Report on Form 10-K for the year then ended to be filed with the SEC.

The Audit Committee

Jeffrey T. Barber, Chairman

Timothy J. Buckley

Daniel F. Gillis

PROPOSAL 2 —

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. At last year’s annual meeting approximately 99.1% of the shares present and entitled to vote were voted in support of our executive compensation. We plan to hold this vote annually, so our Board of Directors is again submitting a non-binding stockholder vote on our executive compensation as described in this proxy statement.

Rationale and Scope of Proposal

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, Our executive compensation philosophy is to provide competitive salaries and incentives to achieve superior financial performance for our company and to provide each named executive officer with a total compensation package that is commensurate with the individual’s responsibilities, experience, contributions and performance. Our Compensation Committee monitors and assesses our executive compensation program during the year to ensure adherence to these objectives. Our executive compensation program balances base salaries with short-term performance-based compensation in order to reward annual performance while maintaining emphasis on longer-term objectives through the grant of stock options and restricted stock. The program also balances the cash, non-cash, short-term and long-term components and current and future compensation.

Our Board of Directors values and encourages constructive dialogue on executive compensation and other important governance topics with our stockholders, to whom it is ultimately accountable. Although the resolution is non-binding on us and our Board of Directors, our Board and the Compensation Committee will review the voting results. To the extent there are a significant number of negative votes on this resolution, we would expect to initiate procedures to better understand the concerns that influenced the resolution. Our Board of Directors and the Compensation Committee will consider constructive feedback obtained through this process in making future decisions about named executive officer compensation programs.

Voting

This Proposal is non-binding on us and our Board of Directors. Marking the Proxy Card “For” indicates support; marking the Proxy Card “Against” indicates lack of support. You may abstain by marking the “Abstain” box on the Proxy Card.

Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of the named executive officers as disclosed in this proxy statement.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Grant Thornton LLP has audited our financial statements beginning with the fiscal year ended December 31, 2013. Representatives of Grant Thornton LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain this firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

As we have previously disclosed, we dismissed Ernst & Young LLP as our independent registered public accounting firm on June 21, 2013. We engaged Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 on June 25, 2013. Our Audit Committee approved both the dismissal of Ernst & Young LLP and the engagement of Grant Thornton LLP.

The reports of Ernst & Young LLP on our financial statements for each of the years ended December 31, 2011 and 2012 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Also, during each of the years ended December 31, 2011 and 2012 and the subsequent interim period through June 21, 2013, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during this time that, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make a reference to the subject matter of any such disagreement in connection with its report on our financial statements.

During each of the years ended December 31, 2011 and 2012 and the subsequent interim period through June 25, 2013, neither we nor anyone acting on our behalf consulted Grant Thornton LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our financial statements, and no written report or oral advice was provided to us by Grant Thornton LLP that Grant Thornton LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees

The following table shows the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP and Grant Thornton LLP for the fiscal years ended December 31, 2013 and 2012:

	Grant Thornton 2013	Ernst & Young 2013	Ernst & Young 2012
Audit Fees(1)	$150,000	$44,575	$279,155
Audit-Related Fees(2)	$65,700	$32,932	$207,793
Tax Fees	—	—	—
All Other Fees	—	—	—

Total	$215,700	$77,507	$486,948

(1)	Fees related to the audit of our annual financial statements, including the review of our registration statements on Form S-1 and the reviews of the quarterly financial statements filed on Forms 10-Q.
(2)	Audit services performed in connection with our acquisitions of the assets of Upside Software, Inc. and Spend Radar LLC in 2012 and our acquisition of CombineNet, Inc. in 2013.

Approval of Audit and Permissible Non-Audit Services

Our Audit Committee Charter requires the Audit Committee to review and approve all audit services and all permissible non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee will not approve any services that are not permitted by SEC rules.

The Audit Committee pre-approved all audit and audit related, tax and non-audit related services to be performed for us by our independent registered public accounting firm.

Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and SEC regulations require our directors, executive officers and persons who own more than 10% of our outstanding common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during 2013.

ADDITIONAL INFORMATION

Stockholders List

A list of stockholders entitled to vote at the annual meeting will be available for review by our stockholders at the office of Rudy C. Howard, Secretary of SciQuest, located at 6501 Weston Parkway, Suite 200, Cary, North Carolina, during ordinary business hours for the 10-day period before the meeting.

Director and Officer Indemnification

We indemnify our directors and named executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us.

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in next year’s proxy statement and proxy card. Any such stockholder proposals must be submitted in writing to our Secretary no later than November 18, 2014. You should address all stockholder proposals to the attention of Rudy C. Howard, Secretary, SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Our bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8 under the Exchange Act, but is instead sought to be presented directly at the annual meeting in 2015, must be received at our executive offices in Cary, North Carolina, not less than 90 days nor more than 120 days prior to the first anniversary of the 2014 annual meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of our bylaws must be received between December 31, 2014 the close of business on January 30, 2015. You should address all stockholder proposals to the attention of Rudy C. Howard, Secretary, SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513 and include the information and comply with the requirements set forth in our bylaws.

Solicitation of Proxies

We will pay the expenses of solicitation of proxies for the annual meeting. Solicitations may be made in person or by telephone, by our officers and employees or by nominees or other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by the nominees or other fiduciaries.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2013 Annual Report to Stockholders to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513, Attention: Secretary. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.

Electronic Access to Proxy Statement and Annual Report

Our proxy statement for the 2014 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2013 are available at www.envisionreports.com/SQI.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 30, 2014.
Vote by Internet
• Go to www.envisionreports.com/SQI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends a vote FOR the nominees listed and a vote FOR Proposals 2 and 3.	+

1. Election of Nominees for the Board of Directors:	For	Withhold

01 - Timothy J. Buckley	☐	☐

02 - Daniel F. Gillis	☐	☐

		For	Against	Abstain
2.	Advisory resolution on the compensation of the Company’s named executive officers.	☐	☐	☐
3.	Ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — SciQuest, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2014 ANNUAL MEETING OF STOCKHOLDERS

April 30, 2014

The stockholder hereby appoints Stephen J. Wiehe and Rudy C. Howard, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common Stock of SciQuest, Inc., that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9 a.m. on Wednesday, April 30, 2014, at 6501 Weston Parkway, Cary, NC 27513, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AND FOR THE BOARD’S RECOMMENDATIONS WITH REGARDS TO PROPOSALS 2 and 3 SEEKING ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR BY VOTING OVER THE INTERNET OR BY TELEPHONE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.